Prospectus Supplement No. 10	Filed Pursuant to Rule 424(b)(7)
To Prospectus Dated October 6, 2006	Registration No. 333-137894

CORPORATE OFFICE PROPERTIES TRUST

COMMON SHARES OF BENEFICIAL INTEREST

This prospectus supplement no. 10 supplements and amends the prospectus dated October 6, 2006, as previously supplemented on November 22, 2006, December 18, 2006, January 17, 2007, February 26, 2007, April 5, 2007, July 19, 2007, August 14, 2007, September 25, 2007 and October 24, 2007, relating to the resale from time to time by certain selling shareholders of our common shares of beneficial interest that may be issued in exchange for or on redemption of our 3.50% Exchangeable Senior Notes Due 2026.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The number of common shares issuable upon exchange of the notes shown in the table below assumes exchange of the full amount of notes held by each selling shareholder at the current conversion rate of 18.4908 common shares per $1,000 principal amount of notes.  This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. Information concerning other selling shareholders will be set forth in prospectus supplements from time to time, if required. The number of common shares owned by the other selling shareholders or any future transferee from any such holder assumes that they do not beneficially own any common shares other than the common shares that we may issue to them in exchange for or on redemption of the notes.  All information regarding the number of common shares beneficially owned by the selling shareholders named in this prospectus supplement is based on information originally provided to us by the selling shareholders with respect to such shares.

Selling Shareholder	Number of Shares Beneficially Owned and Offered Hereby(1)		Number of Other Shares Beneficially Owned and Not Offered Hereby	Percent of All Common Shares Beneficially Owned Before Resale(2)

					Beneficial Ownership After Resale of Shares
					Number of Shares	Percent

Akanthos Arbitrage Master Fund, L.P.	369,816		48,600	*	—	*
BMO Nesbitt Burns Inc. +	240,380	(3)	—	*	—	*
CNH CA Master Account, L.P.	212,644	(3)	—	*	—	*
CQS Convertible and Quantitative Strategies Master Fund Limited	175,662	(3)	—	*	—	*
CSS, LLC +	64,717	(3)	—	*	—	*
DBAG London +	596,790	(3)	—	1.3%	—	*
dbx- Convertible Arbitrage 12 Fund c/o Quattro Global Capital, LLC	5,898		—	*	—	*
Forest Global Convertible Master Fund, L.P.	50,905	(3)	—	*	—	*
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio	5,621	(3)	—	*	—	*
Froley Revy Alternative Strategies	9,245	(3)	—	*	—	*
GLG Market Neutral Fund	184,908	(3)	—	*	—	*
Grace Convertible Arbitrage Fund, Ltd.	73,963	(3)	—	*	—	*
HFR CA Global Opportunity Master Trust	16,882	(3)	—	*	—	*
HFR RVA Select Performance Master Trust	4,770	(3)	—	*	—	*
Highbridge Convertible Arbitrage Master Fund LP	64,717	(3)	—	*	—	*
Highbridge International LLC	184,908	(3)	—	*	—	*
Inflective Convertible Opportunity Fund I, LP +	25,887	(3)	—	*	—	*
Inflective Convertible Opportunity Fund I, LTD +	49,925	(3)	—	*	—	*
Institutional Benchmarks Master Fund Ltd.	11,353	(3)	—	*	—	*

Institutional Benchmarks Series-IVAN Segregated Account +	16,641	(3)	—	*	—	*
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC	25,998	(3)	—	*	—	*
Jefferies and Company +	18,490	(3)	—	*	—	*
JMG Capital Partners, L.P.	208,946	(3)	—	*	—	*
JMG Triton Offshore Fund, Ltd.	151,624	(3)	—	*	—	*
JP Morgan Securities Inc. +	348,551	(3)	—	*	—	*
KBC Financial Products USA Inc. +	27,736		—	*	—	*
LLT Limited	7,636	(3)	—	*	—	*
Lyxor/Forest Fund Limited	87,738	(3)	—	*	—	*
Lyxor/Inflective Convertible Opportunity Fund +	33,283	(3)	—	*	—	*
Magnetar Capital Master Fund, Ltd.	194,153	(3)	—	*	—	*
Millenium Partners, L.P. +	138,681	(3)	—	*	—	*
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Global Capital, LLC	4,992	(3)	—	*	—	*
PNC Equity Securities LLC +	55,472	(3)	—	*	—	*
Polygon Global Opportunities Master Fund	184,908	(3)	—	*	—	*
Quattro Fund Limited	194,060	(3)	—	*	—	*
Quattro Multistrategy Masterfund LP(3)	14,422	(3)	—	*	—	*
Redbourn Partners Ltd.	83,208	(3)	—	*	—	*
Royal Bank of Canada +	138,681	(3)	—	*	—	*
S.A.C. Arbitrage Fund, LLC	277,362	(3)	—	*	—	*
Sailfish Multi Strategy Fixed Income Master Fund (G2) Ltd.	92,454	(3)	—	*	—	*
Silvercreek Limited Partnership	258,871	(3)	—	*	—	*
Silvercreek II Limited	184,908	(3)	—	*	—	*
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited	57,672	(3)	—	*	—	*
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Limited	7,044	(3)	—	*	—	*
Vicis Capital Master Fund	55,472	(3)	—	*	—	*
Wachovia Capital Markets LLC +	9,245	(3)	—	*	—	*
Wachovia Securities Intl. LTD +	147,926	(3)	—	*	—	*
Waterstone Market Neutral Mac 51, Ltd.	38,793	(3)	—	*	—	*
Waterstone Market Neutral Master Fund, Ltd.	72,151	(3)	—	*	—	*

*      Indicates less than one percent (1%).

+                 The selling shareholders identified with this symbol have identified that they are, or are affiliates of, registered broker-dealers. These selling shareholders have represented that they acquired their securities in the ordinary course of business and in the open market, and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling shareholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act of 1933.

(1)          Represents the maximum number of common shares issuable in exchange for or on redemption of all of the selling shareholder’s notes, based on the current conversion rate applicable to the notes of 18.4908 common shares per $1,000 principal amount of notes.  This conversion rate is, however, subject to adjustment.  As a result, the number of our common shares issuable upon conversion of the notes may increase or decrease in the future.

(2)          Calculated based on 47,363,659 common shares outstanding as of October 31, 2007.  In calculating this amount for each selling shareholder, we treated as outstanding the number of common shares in exchange for or on redemption of all of that selling shareholder’s notes, but we did not assume conversion of any other selling shareholder’s notes.

(3)          Includes the number of common shares registered for sale by this selling shareholder pursuant to previous prospectus supplements set forth opposite the selling shareholder’s name in the following table:

BMO Nesbitt Burns Inc.	239,569
CNH CA Master Account, L.P.	211,786
CQS Convertible and Quantitative Strategies Master Fund Limited	175,069
CSS, LLC	64,499
DBAG London	596,790
Forest Global Convertible Master Fund, L.P.	50,733
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio	5,602
Froley Revy Alternative Strategies	9,214
GLG Market Neutral Fund	184,284
Grace Convertible Arbitrage Fund, Ltd.	73,713
HFR CA Global Opportunity Master Trust	16,825
HFR RVA Select Performance Master Trust	4,754
Highbridge Convertible Arbitrage Master Fund LP	64,499
Highbridge International LLC	184,284
Inflective Convertible Opportunity Fund I, LP	25,799
Inflective Convertible Opportunity Fund I, LTD	49,756
Institutional Benchmarks Master Fund Ltd.	11,315
Institutional Benchmarks Series-IVAN Segregated Account	16,585
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC	21,929
Jefferies and Company	18,428
JMG Capital Partners, L.P.	208,103
JMG Triton Offshore Fund, Ltd.	151,012
JP Morgan Securities Inc.	348,551
LLT Limited	7,636
Lyxor/Forest Fund Limited	87,442
Lyxor/Inflective Convertible Opportunity Fund	33,171
Magnetar Capital Master Fund, Ltd.	193,498
Millenium Partners, L.P.	138,681
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Global Capital, LLC	4,975
PNC Equity Securities LLC	55,285
Polygon Global Opportunities Master Fund	184,162
Quattro Fund Limited	163,644
Quattro Multistrategy Masterfund LP	12,162
Redbourn Partners Ltd.	82,927
Royal Bank of Canada	138,213
S.A.C. Arbitrage Fund, LLC	276,426
Sailfish Multi Strategy Fixed Income Master Fund (G2) Ltd.	92,142
Silvercreek Limited Partnership	257,997
Silvercreek II Limited	184,284
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited	57,440
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Limited	7,016
Vicis Capital Master Fund	55,248
Wachovia Capital Markets LLC	9,214
Wachovia Securities Intl. LTD	147,427
Waterstone Market Neutral Mac 51, Ltd.	38,662
Waterstone Market Neutral Master Fund, Ltd.	71,907

Investing in our common shares involves risks.  See “Risk Factors” beginning on page 5 of the prospectus and included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 5, 2007